EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in the Registration Statement of Monarch Services, Inc. on Form S-8 of our report dated July 22, 1999, appearing in the Annual report on Form 10-KSB of Monarch Services, Inc. for the year ended April 30, 1999 and to the reference to us under the heading "Experts" in the Prospectus which is part of this Registration Statement.



/S/ DELOITTE & TOUCHE LLP

Baltimore, Maryland

March 2, 2000
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